AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000
                                           REGISTRATION STATEMENT NO. 333-94891
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 4

                                       TO
                                   FORM S-1
                          REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              YUPI INTERNET INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              FLORIDA                             7375                       65-0796526
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                              YUPI INTERNET INC.
                        830 LINCOLN ROAD, SECOND FLOOR
                          MIAMI BEACH, FLORIDA 33139
                                (305) 604-0366
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                 OSCAR L. COEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              YUPI INTERNET INC.
                        830 LINCOLN ROAD, SECOND FLOOR
                          MIAMI BEACH, FLORIDA 33139
                                (305) 604-0366
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:

        STEPHEN A. HURWITZ, ESQ.             NANCY A. SPANGLER, ESQ.
         WILLIAM B. SIMMONS, ESQ.       PIPER MARBURY RUDNICK & WOLFE LLP
   TESTA, HURWITZ & THIBEAULT, LLP   COMMERCE EXECUTIVE PARK III, SUITE 610
           125 HIGH STREET                 1850 CENTENNIAL PARK DRIVE
        BOSTON, MASSACHUSETTS 02110          RESTON, VIRGINIA 20191
            (617) 248-7000                       (703) 391-7100

                                ---------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS          AMOUNT TO BE      OFFERING PRICE        AGGREGATE            AMOUNT OF
 OF SECURITIES TO BE REGISTERED     REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)   REGISTRATION FEE(3)
Common Stock, $.0001 par value   8,050,000 shares        $ 15.00        $ 120,750,000.00       $ 45,540.00
===============================================================================================================

(1) Includes 1,050,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3) Paid in connection with the original filing on January 18, 2000.
                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Amendment No. 4 to the Form S-1 Registration Statement is a Part II filing solely to file certain exhibits and make other technical changes. Accordingly, a preliminary prospectus has been omitted.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:



SEC registration fee ...................................    $   45,540
NASD filing fee ........................................        17,750
Nasdaq National Market listing fee .....................        95,000
Printing and engraving expenses ........................       225,000
Legal fees and expenses ................................       775,000
Accounting fees and expenses ...........................       325,000
Transfer agent and registrar fees and expenses .........        10,000
Miscellaneous ..........................................       546,710
                                                            ----------
  Total ................................................    $2,040,000
                                                            ==========

----------------
Yupi will bear all expenses shown above.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Florida Business Corporation Act and Yupi's Fourth Amended and Restated Articles of Incorporation and Amended and Restated By-Laws provide for indemnification of Yupi's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Yupi and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Yupi's Fourth Amended and Restated Articles of Incorporation and Amended and Restated By-Laws filed as Exhibits 3.02 and 3.04 hereto, respectively.


     The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Yupi against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.


     In addition, Yupi has a directors' and officers' liability insurance policy.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     Since its inception, the registrant has sold the following securities (which have been adjusted to reflect the 1,000-for-1 stock split on December 28, 1998 and the 25-for-1 stock split effected in the form of a stock dividend on May 12, 1999) that were not registered under the Securities Act. No underwriters were involved in the following sales of securities:


    1. On October 20, 1997, the registrant sold an aggregate of 10,625,000 shares of its common stock to Camilo Cruz and Carlos Cardona at a price of $0.00004 per share for the aggregate purchase price of $425. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation D under the Securities Act.


    2. On May 27, 1998, July 23, 1998 and November 15, 1998, the registrant sold an aggregate of 2,287,500 shares of its common stock to Ariel Bentata at a price of $0.022 per share for the aggregate purchase price of $50,000. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

    3. On November 15, 1998, in connection with the execution of a settlement agreement between the registrant, Craig Doriot, Camilo Cruz, Carlos Cardona and Ariel Bentata, the registrant sold 2,981,250 shares of its common stock to Mr. Doriot. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.


    4. During the period from November 6, 1998 to February 19, 1999, the registrant sold an aggregate of 742,375 shares of its common stock to 18 investors, including executive officers and directors of the registrant, at a price of $0.6668 per share for the aggregate purchase price of approximately $495,209. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation D under the Securities Act.


    5. In March 1999, the registrant sold an aggregate of 264,200 shares of its common stock to 13 investors, including executive officers and directors of the registrant, at a price of $1.2528 per share for the aggregate purchase price of approximately $330,066. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation D under the Securities Act.


    6. On April 23, 1999, the registrant sold (i) 45,620 shares of its Class A Convertible Preferred Stock to IFX Online, Inc. at a price of $21.92 per share for the aggregate purchase price of approximately $999,990 and (ii) an aggregate of 223,500 shares of its Class A Convertible Preferred Stock to IFX Online, Inc. and Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $7,000,020. Such sales were made in reliance upon the exemption provided by Regulation D under the Securities Act.


    7. On May 13, 1999, the registrant sold 95,785 shares of its Class A Convertible Preferred Stock to Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $3,000,000. Such sales were made in reliance upon the exemption provided by Regulation D under the Securities Act.


    8. On July 12, 1999 and July 28, 1999, the registrant sold an aggregate of 31,928 shares of its Class A Convertible Preferred Stock to Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $1,000,000. Such sales were made in reliance upon the exemption provided by Regulation D under the Securities Act.


    9. On August 2, 1999, the registrant sold 31,929 shares of its Class A Convertible Preferred Stock to Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $1,000,000. Such sales were made in reliance upon the exemption provided by Regulation D under the Securities Act.


   10. On August 25, 1999, the registrant issued an aggregate of 261,765 shares of its common stock to the former shareholders of Proveedora de Servicios para Red Bogota.com Ltda. as partial consideration for the purchase of all of the outstanding share capital of such company. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation S under the Securities Act.


   11. On October 1, 1999, the registrant agreed to sell an aggregate of 1,944 shares of its common stock to the owners of certain assets relating to the Internet domain www.claqueta.com as partial consideration for the purchase of those assets. These shares were subsequently issued on November 15, 1999. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation S under the Securities Act.

   12. On October 27, 1999, the registrant sold an aggregate of 2,955,016 shares of its Class B Convertible Preferred Stock to Sony Corporation of America at a price of $11.60 per share for the aggregate purchase price of $34,300,000, consisting of $5 million in cash and the obligation to perform future services valued by the parties at $29,300,000. Such sales were made in reliance upon the exemption provided by Regulation D under the Securities Act.


   13. On November 5, 1999 and November 10, 1999, the registrant sold an aggregate of 5,858,698 shares of its Class C Convertible Preferred Stock to 20 investors at a price of $11.50 per share for the aggregate purchase price of approximately $67,375,044, consisting of $64,375,044 in cash and $3,000,000 in retired debt. Such sales were made in reliance upon the exemption provided by Regulation D under the Securities Act.


   14. On November 29, 1999, the registrant issued an aggregate of 37,397 shares of its common stock to the shareholders of La Cosa Interactive S.R.L. as partial consideration for the registrant's purchase of all of the outstanding share capital of such company. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation S under the Securities Act.


   15. During the period from June 1, 1998 to March 24, 2000, the registrant granted, net of forfeited options, options to purchase an aggregate of 9,979,052 shares of the registrant's common stock with exercise prices ranging from $0.0001 to $12.00 per share. Such grants were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Rule 701 under the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits.




 EXHIBIT NO.                                           DESCRIPTION
-------------   ----------------------------------------------------------------------------------------
     1.01x      Form of Underwriting Agreement.
     3.01x      Third Amended and Restated Articles of Incorporation of Yupi, as amended.
     3.02       Form of Fourth Amended and Restated Articles of Incorporation of Yupi, to be filed after the closing of this offering.
     3.03x      By-laws, as amended, of Yupi.
     3.04x      Form of Amended and Restated By-laws of Yupi, to be effective after the closing of this offering.
     4.01       Specimen Certificate for shares of Yupi's Common Stock.
     5.01       Legal Opinion of Steel Hector & Davis LLP.
    10.01*      Amended and Restated Stock Incentive Plan.
    10.02       Reserved
    10.03x      Second Amended and Restated Registration Rights Agreement dated November 5, 1999.
    10.04+x     Letter Agreement dated October 27, 1999 by and between Yupi Internet Inc. and Sony
                Corporation of America.
    10.05x      Lease dated October 11, 1999 by and between Yupi Internet Inc. and 1688 Partners Ltd.
    10.06x      Lease Agreement dated April 22, 1999 by and between Yupi Internet Inc. and South
                Beach Tristar LLC.
    10.07+      Value-Added Link Agreement dated July 20, 1999 by and between AltaVista Equipment
                Corporation and Yupi Internet Inc.
    10.08x      Unsecured Promissory Note dated April 28, 1999 by Jacqueline O'Brien to Yupi Internet
                Inc.
    10.09x      Unsecured Promissory Note dated April 28, 1999 by Carlos Cardona to Yupi Internet Inc.

 EXHIBIT NO.                                           DESCRIPTION
-------------   -----------------------------------------------------------------------------------------
     10.10x     Unsecured Promissory Note dated April 28, 1999 by Marlena Delgado to Yupi Internet
                Inc.
     10.11x     Unsecured Promissory Note dated April 28, 1999 by Oscar Coen to Yupi Internet Inc.
     10.12x     Unsecured Promissory Note dated October 27, 1999 by Rudy Vila to Yupi Internet Inc.
     10.13x     Unsecured Promissory Note dated November 24, 1999 by Victor Gutierrez to Yupi
                Internet Inc.
     10.14x     Unsecured Promissory Note dated November 24, 1999 by Gustavo Morles to Yupi
                Internet Inc.
     10.15x     Unsecured Promissory Note dated November 30, 1999 by Jose Luque to Yupi Internet
                Inc.
     10.16x     Unsecured Promissory Note dated November 30, 1999 by Rodolfo Vila to Yupi Internet
                Inc.
     10.17x     Unsecured Promissory Note dated December 23, 1999 by Damaris Valero to Yupi
                Internet Inc.
     10.18x     Promissory Note dated August 6, 1999 by Yupi Internet Inc. to Planificacion y Estrategia
                de Internet, S.L.
     10.19+x    Letter Agreement dated November 4, 1999 by and between Yupi Internet Inc. and News
                America Incorporated.
     10.20x*    2000 Stock Option and Incentive Plan.
     10.21x*    2000 Employee Stock Purchase Plan.
     10.22x     Employment Agreement between Oscar Coen and Yupi Internet Inc.
     10.23x     Employment Agreement between Marlena Delgado and Yupi Internet Inc.
     10.24x     Employment Agreement between Carlos Cardona and Yupi Internet Inc.
     10.25x     Employment Agreement between Jacqueline O'Brien and Yupi Internet Inc.
     10.26x     Unsecured Promissory Note dated January 31, 2000 by Maria Elena Prio to Yupi Internet
                Inc.
     10.27x     Form of Amendment No. 1 to Stock Option Grant Certificate to be executed by each of
                Oscar Coen and Marlena Delgado-Coen.
     10.28x     Form of Amendment No. 1 to Stock Option Grant Certificate to be executed by each of
                Carlos Cardona and Jackie O'Brien.
     21.01      Subsidiaries.
     23.01x     Consent of Testa, Hurwitz & Thibeault, LLP.
     23.02      Consent of Steel Hector & Davis LLP (contained in Exhibit 5.01)
     23.03x     Consent of PricewaterhouseCoopers LLP.
     23.04x     Consent of PricewaterhouseCoopers Auditores, S.L.
     23.05x     Consent of Price Waterhouse.
     24.01x     Power of Attorney.
     27.01x     Financial Data Schedule for the Period Ended December 31, 1997.
     27.02x     Financial Data Schedule for the Year Ended December 31, 1998.
     27.03x     Financial Data Schedule for the Year Ended December 31, 1999.


----------------
* Indicates a management contract or any compensatory plan, contract or arrangement.
/dagger/ To be filed by amendment.
+ Confidential treatment has been requested as to omitted portions pursuant to
  Rule 406 promulgated under the Securities Act of 1933, as amended.
x Previously filed.

     (b) Financial Statement Schedules.


     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.


ITEM 17. UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement (File No. 333-94891) to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami Beach, Florida on April 7, 2000.



                                    YUPI INTERNET INC.


                                    By: /s/ LUIS E. SAN MIGUEL
                                          Luis E. San Miguel
                                          Senior Vice President,
                                          Chief Financial Officer and Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                TITLE(S)                        DATE
------------------------------------   ----------------------------------------   --------------
*                                      President, Chief Executive Officer and     April 7, 2000
                                       Director (Principal Executive Officer)
                 Oscar L. Coen
/s/  LUIS E. SAN MIGUEL                Senior Vice President, Chief Financial     April 7, 2000
                                       Officer and Treasurer (Principal
              Luis E. San Miguel
                                       Financial and Accounting Officer)
*                                      Director                                   April 7, 2000
                 Ariel Bentata
*                                      Director                                   April 7, 2000
                Carlos Cardona
*                                      Director                                   April 7, 2000
           Juan Carlos Campuzano
*                                      Director                                   April 7, 2000
               Camilo Cruz
*                                      Director                                   April 7, 2000
              Fred Ehrlich
*                                      Director                                   April 7, 2000
               David R. Parker
*                                      Director                                   April 7, 2000
              Armando M. Codina
* By: /s/ LUIS E. SAN MIGUEL
        Luis E. San Miguel
        Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT NO.                                           DESCRIPTION
-------------   ----------------------------------------------------------------------------------------
     1.01x      Form of Underwriting Agreement.
     3.01x      Third Amended and Restated Articles of Incorporation of Yupi, as amended.
     3.02       Form of Fourth Amended and Restated Articles of Incorporation of Yupi, to be filed after the closing of this offering.
     3.03x      By-laws, as amended, of Yupi.
     3.04x      Form of Amended and Restated By-laws of Yupi, to be effective after the closing of this offering.
     4.01       Specimen Certificate for shares of Yupi's Common Stock.
     5.01       Legal Opinion of Steel Hector & Davis LLP.
    10.01*      Amended and Restated Stock Incentive Plan.
    10.02       Reserved
    10.03x      Second Amended and Restated Registration Rights Agreement dated November 5, 1999.
    10.04+x     Letter Agreement dated October 27, 1999 by and between Yupi Internet Inc. and Sony
                Corporation of America.
    10.05x      Lease dated October 11, 1999 by and between Yupi Internet Inc. and 1688 Partners Ltd.
    10.06x      Lease Agreement dated April 22, 1999 by and between Yupi Internet Inc. and South
                Beach Tristar LLC.
    10.07+      Value-Added Link Agreement dated July 20, 1999 by and between AltaVista Equipment
                Corporation and Yupi Internet Inc.
    10.08x      Unsecured Promissory Note dated April 28, 1999 by Jacqueline O'Brien to Yupi Internet
                Inc.
    10.09x      Unsecured Promissory Note dated April 28, 1999 by Carlos Cardona to Yupi Internet Inc.
    10.10x      Unsecured Promissory Note dated April 28, 1999 by Marlena Delgado to Yupi Internet
                Inc.
    10.11x      Unsecured Promissory Note dated April 28, 1999 by Oscar Coen to Yupi Internet Inc.
    10.12x      Unsecured Promissory Note dated October 27, 1999 by Rudy Vila to Yupi Internet Inc.
    10.13x      Unsecured Promissory Note dated November 24, 1999 by Victor Gutierrez to Yupi
                Internet Inc.
    10.14x      Unsecured Promissory Note dated November 24, 1999 by Gustavo Morles to Yupi
                Internet Inc.
    10.15x      Unsecured Promissory Note dated November 30, 1999 by Jose Luque to Yupi Internet
                Inc.
    10.16x      Unsecured Promissory Note dated November 30, 1999 by Rodolfo Vila to Yupi Internet
                Inc.
    10.17x      Unsecured Promissory Note dated December 23, 1999 by Damaris Valero to Yupi
                Internet Inc.
    10.18x      Promissory Note dated August 6, 1999 by Yupi Internet Inc. to Planificacion y Estrategia
                de Internet, S.L.
    10.19+x     Letter Agreement dated November 4, 1999 by and between Yupi Internet Inc. and News
                America Incorporated.
    10.20x*     2000 Stock Option and Incentive Plan.
    10.21x*     2000 Employee Stock Purchase Plan.
    10.22x      Employment Agreement between Oscar Coen and Yupi Internet Inc.
    10.23x      Employment Agreement between Marlena Delgado and Yupi Internet Inc.
    10.24x      Employment Agreement between Carlos Cardona and Yupi Internet Inc.
    10.25x      Employment Agreement between Jacqueline O'Brien and Yupi Internet Inc.
    10.26x      Unsecured Promissory Note dated January 31, 2000 by Maria Elena Prio to Yupi Internet
                Inc.
    10.27x      Form of Amendment No. 1 to Stock Option Grant Certificate to be executed by each of
                Oscar Coen and Marlena Delgado-Coen.
    10.28x      Form of Amendment No. 1 to Stock Option Grant Certificate to be executed by each of
                Carlos Cardona and Jackie O'Brien.
    21.01       Subsidiaries.
    23.01x      Consent of Testa, Hurwitz & Thibeault, LLP.
    23.02       Consent of Steel Hector & Davis LLP (contained in Exhibit 5.01)
    23.03x      Consent of PricewaterhouseCoopers LLP.
    23.04x      Consent of PricewaterhouseCoopers Auditores, S.L.
    23.05x      Consent of Price Waterhouse.
    24.01x      Power of Attorney.
    27.01x      Financial Data Schedule for the Period Ended December 31, 1997.
    27.02x      Financial Data Schedule for the Year Ended December 31, 1998.
    27.03x      Financial Data Schedule for the Year Ended December 31, 1999.

----------------
* Indicates a management contract or any compensatory plan, contract or arrangement.
/dagger/ To be filed by amendment.
+ Confidential treatment has been requested as to omitted portions pursuant to
  Rule 406 promulgated under the Securities Act of 1933, as amended.
x Previously filed.